NEWS RELEASE                                  FOR IMMEDIATE DISTRIBUTION

Regal One announces dividend of Rampart Detection Systems Common Stock

Scottsdale, AZ. May 31, 2011 Regal One Corporation (OTCBB:RONE), an emerging business development corporation that is 100% focused on incubating and bringing public high quality companies, today announced it will distribute a special dividend of 300,000 shares of Rampart Detection Systems Ltd Common stock. Regal One is assisting in the filing of an F-1 registration statement with the United States Securities and Exchange Commission, wherein these shares may be registered in whole or in part for public resale. Based in Western Canada, Rampart is a world leader in applying the most advanced knowledge of electromagnetics and electrodynamics to detection and protection systems for police; defense; security; counter terrorism; emergency response and industry.

Regal shareholders of record June 10, 2011, will receive as a dividend, on pro rata basis, a total of 300,000 Rampart common shares. Rampart expects to file an F-1 registration statement on or about June 3, 2011. The dividend will be distributed to Regal shareholders after the registration statement is declared effective.

Since 2005 Regal One has been operating as a Business Development Corporation 100% focused on recruiting, coaching, and bringing public next-generation companies. Regal seeks high tech industrial and biomedical companies with well defined near-term applications that address significant and quantifiable markets. Based in Scottsdale, AZ, the company provides qualified candidates access to the best-of-breed advisors, and the shortest, least expensive path to public liquidity.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expects" and similar expressions identify such forward-looking statements. Although expected, actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Regal One Corporation and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting Regal One and its operations; its markets, products, and portfolio performance, and other factors detailed in reports filed by Regal One with the SEC.

Contact: REGAL ONE CORPORATION

C J. Newman
President and Chief Executive Officer
 (480) 945-2885